FOR IMMEDIATE RELEASE

INTERPARFUMSSA AND BURBERRY ANNOUNCE TRANSITION AGREEMENT

New York, New York, October 11, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that with regard to the future transfer of the Burberry fragrance and beauty business, its subsidiary, InterparfumsSA and Burberry have signed a transition agreement in order to facilitate a smooth transition, which includes an additional three month period ending on March 31, 2013 and confirms the exit payment by December 31, 2012. Under the terms of this agreement, InterparfumsSA will continue operating the business for this brand until March 31, 2013, at which time the business will be turned over to Burberry.

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of prestige brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain and Repetto.  Inter Parfums is also the fragrance and beauty partner for specialty retail and designer brands such as Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, Nine West and Anna Sui.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Fred Buonocore (212) 836-9607/fbuonocore@equityny.com www.theequitygroup.com